Exhibit 99.1

NEWS RELEASE

Digital Realty Announces Transactions to Drive Continued Platform Growth

Secures Two-Gigawatt Development Site in Kansas City Metro, and Agrees to Increase Teraco Ownership and to Acquire Columbia Capital

Austin, TX – June 22, 2026 – Digital Realty (NYSE: DLR), the world’s largest cloud- and carrier-neutral data center platform, today announced a series of transactions that together bolster the company’s three core pillars of growth: (i) expansion of its hyperscale data center development capacity through the acquisition of a new powered land site in the Kansas City metro, (ii) growth of its colocation and connectivity portfolio through the purchase of certain minority shareholder stakes in Teraco, and (iii) further scaling of its Strategic Private Capital platform through the acquisition of Columbia Capital a leading investment firm in the digital infrastructure space.

Expansion into Kansas City Market

Digital Realty has acquired approximately 1,440 acres of land at Astra Enterprise Park, located near Kansas City to support hyperscale data center development for approximately $475 million(1) in cash and common units in its operating partnership. The acquisition marks an entry into a Top 30 U.S. metro with fast-growing technology sector exposure, ample utility and telecommunications infrastructure, and strong connectivity fundamentals. According to datacenterHawk, the Kansas City metro is the 7th largest data center market in the U.S., when including capacity that is currently under construction and in planning.

To support development of the site, Digital Realty has entered into an Energy Service Agreement with the local utility to provide 600 megawatts of utility power by early 2028, rising to two gigawatts at full delivery.

Increase in Teraco Ownership

As part of the continued investment in its colocation and connectivity platform, Digital Realty is increasing its ownership interest in Teraco, Africa’s leading data center platform, to 77% through the acquisition of shares from certain minority shareholders. Digital Realty will purchase the 16% stake for approximately $650 million(1), principally via the issuance of 3.4 million shares of common stock.

Teraco represents a key component of Digital Realty’s global colocation and connectivity footprint, with a portfolio of highly connected, network-dense campuses serving a growing base of customers across the EMEA region.

Acquisition of Columbia Capital

Digital Realty plans to acquire Columbia Capital for approximately $485 million(1), principally through the issuance of 2.3 million shares of common stock, with a lockup that releases over a multi-year period and an earnout that is subject to certain performance hurdles. Founded in 1989, Columbia Capital is focused on the communications, technology and digital infrastructure space, with over $9 billion in fund commitments from hundreds of investors, including sovereign wealth funds, pension funds, insurance companies, endowments and other institutional investors.

The acquisition will accelerate Digital Realty’s Strategic Private Capital platform and provides increased expertise and visibility into adjacent digital infrastructure sectors. Columbia Capital’s experienced investment team and established portfolio complement Digital Realty’s global operating platform and will strengthen investment capabilities to take advantage of the expanding AI infrastructure ecosystem.

Columbia Capital and Digital Realty have collaborated on multiple digital infrastructure projects. Columbia is a long-time co-investor in Teraco whose involvement predates Digital Realty’s acquisition of a majority interest in August 2022. The two companies have also partnered through Vela Infrastructure, a subsea cable landing station developer.

Executive Commentary

“These transactions support the continued momentum of Digital Realty’s three core pillars of growth. The purchase of land in the Kansas City metro enhances our ability to serve hyperscale customers’ near term requirements, while our increased stake in Teraco strengthens our position in Africa’s leading data center platform and supports the continued growth of our global colocation and connectivity business,” said Andy Power, President and Chief Executive Officer of Digital Realty. “Our history of collaboration with Columbia Capital reflects a shared long-term perspective while providing additional flexibility to support the scaling of both our hyperscale development pipeline and our private capital platform.”

“Taken together, these transactions are expected to further enhance Digital Realty’s growth profile, while maintaining our balance sheet discipline and positioning the company for the continued investment opportunity we see ahead,” said Matt Mercier, Chief Financial Officer of Digital Realty. These investments will be principally funded through the issuance of 6.3 million shares of common stock (and operating partnership units) at a weighted average price of $197.54 per share (or unit).

The Teraco and Columbia Capital transactions are expected to close in the second half of 2026 and remain subject to customary closing conditions.

Additional Resources

•	De Soto data center project

•	Project Sediba: Teraco’s renewable energy milestone

•	The PERE Podcast: Andy Power discusses the strategic importance of Private Capital to Digital Realty

About Digital Realty

Digital Realty brings companies and data together by delivering the full spectrum of data center, colocation, and interconnection solutions. PlatformDIGITAL®, the company’s global data center platform, provides customers with a secure data meeting place and a proven Pervasive Datacenter Architecture (PDx®) solution methodology for powering innovation, from cloud and digital transformation to emerging technologies like artificial intelligence (AI), and efficiently managing Data Gravity challenges. Digital Realty gives customers access to the connected data communities that matter to them through a global footprint of 300+ facilities in 55+ metros across 30+ countries on six continents. To learn more, visit digitalrealty.com or follow us on LinkedIn and X.

For Additional Information

Investor Relations

Jordan Sadler / Jim Huseby

Digital Realty

+1 737 281 0101

InvestorRelations@digitalrealty.com

Media Contact

Helen Bleasdale

Digital Realty

+1 737 267 6822

hcbleasdale@digitalrealty.com

Safe Harbor Statement

This press release contains forward-looking statements based on current expectations, forecasts, and assumptions that involve risks and uncertainties which may cause actual results to differ materially from those described. These include statements related to the Fund, customer demand, expected benefits, use of proceeds, and the company’s strategy. For a description of these risks and uncertainties, please refer to the company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update any forward-looking statements.

[1]	Based on closing stock price of $188.15/sh as of June 18, 2026.